Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-183336, 333-176107 and 333-181983) and Form S-8 (No. 333-169450) of Molycorp, Inc. of our report dated February 27, 2012 except for Note 3 "Capital Requirements and Liquidity", Note 11 “Segment Information” and Note 17 “Subsidiary Guarantor Financial Information”, as to which the date is November 21, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

November 21, 2012